October 3, 2024

Ronald Basso
4916 Bayard Street
Pittsburgh, PA 15213

Dear Ron:

This letter reflects the understanding between you and Coherent Corp. (the “Company,” “we” or “us”) regarding the transition of your position. This letter confirms in writing our understanding about your departure date and confirms the payments and benefits that you will be eligible to receive under the terms of applicable Company arrangements as a result of your departure.

1.    Departure Date. Your last day of employment with the Company will be December 31, 2024 (the “Departure Date”). You will continue to serve in your current role until the start date of your successor (the “Transition Date”), currently scheduled for November 4, 2024; provided, however, that you will remain the Corporate Secretary of the Company until November 15, 2024 in order to facilitate our Annual Shareholders Meeting.

2.    Transition Services.

a.    You will continue to receive your current base salary and be entitled to receive your current benefits in accordance with their terms through the Departure Date. From the Transition Date through the Departure Date, you will reasonably assist with your successor’s onboarding as the Company’s Chief Legal and Global Affairs Officer.

b.    In exchange therefor, and subject to you executing and not revoking a release (as described below) you will be entitled to receive 50% of your FY25 BIP and GRIP bonuses that otherwise would have been paid to you under those programs had you been employed through the payment date of such awards, and based on the Company’s performance in FY25, as and when paid to the Company’s executive officers (within 75 days after the end of the fiscal year).

3.    Employment at Will; Executive Severance Plan. Your employment with the Company remains at-will, meaning that either you and/or the Company will be free to terminate your employment relationship at any time, with or without cause, at any time before the Departure Date. However, you will remain a participant in the Company’s Executive Severance Plan (the “ESP”) in accordance with the Participation Agreement between you and the Company entered under the ESP (the “Participation Agreement”). As a result, any termination of your employment by the Company other than for “Cause” (as defined in the ESP) before the Departure Date will be treated as a “Qualifying Termination during a Non-CIC Period” under the ESP and the Participation Agreement. For the avoidance of doubt, the transition of your services and the appointment of your successor prior to your Departure Date as described in this letter will not give you the right under the ESP or the Participation Agreement to terminate your employment for “Good Reason” (as defined under the ESP and the Participation Agreement).

4.    Equity. You will meet the requirements for normal retirement under the Company’s Global Retirement Policy on October 28, 2024, which will result in your eligibility for normal retirement vesting treatment under your outstanding equity awards, other than the fiscal year 2025 equity awards recently granted (which do not include any retirement vesting provisions). Under the terms of your applicable outstanding equity award agreements, that normal retirement treatment is (i) immediate full vesting of restricted stock units (subject to any delayed payment as may be required by Section 409A of the Internal Revenue Code of 1986, as amended), (ii) prorated vesting of performance stock units subject to actual performance results for the full performance period (payable after the end of the applicable performance period), and (iii) continued exercisability of vested stock options through the original expiration date. As additional consideration for your willingness to provide the transitional services described in this letter, the Company agrees that it will provide such normal retirement vesting treatment to your outstanding equity awards (other than the fiscal year 2025 awards) if the Company terminates your employment other than for Cause before October 28, 2024, to the extent such normal retirement vesting treatment would be better than the equity vesting treatment applicable upon a “Qualifying Termination during a Non-CIC Period” under the ESP and the Participation Agreement.

5.    Resignations. As of the Departure Date, your employment with the Company and its subsidiaries will end and you hereby resign on that date from any and all offices or positions with the Company or its subsidiaries, including positions on any Company benefit plan committees.

6.    Conditions to Post-Employment Benefits. As a condition to receiving the payments in Section 2.b above, you are required to provide the Company with a release of claims in the form attached to the ESP, with such changes thereto as reasonably requested by the Company. Such release of claims should not be signed earlier than the Departure Date or later than the date specified in the release. Also, you acknowledge and agree that you will be required to comply with the post-employment covenants specified in Article VI of the ESP, as well as the post-employment covenants specified in your equity award agreements with the Company.

Ron, thank you again for your years of dedicated service to Coherent, and I wish you the best in your future endeavors. To make sure we are aligned on these matters, please sign below and email a signed copy to me.

Sincerely,

/s/ James R. Anderson_________________
James R. Anderson
Chief Executive Officer, Coherent Corp.

Acknowledged and Accepted:
/s/ Ronald Basso______________________
Ronald Basso
Date: October 3, 2024
2